Exhibit 99.1

Wolverine Tube, Inc. Announces Extension of Expiration Date
and Revised Terms of Exchange Offer

Huntsville, AL – April 2, 2009 – Wolverine Tube, Inc. (“Wolverine Tube”) announced today that it has revised the terms and extended the expiration date of the previously announced exchange offer and consent solicitation (the “Offer”), originally announced on February 25, 2009 and previously amended on March 23, 2009 and March 25, 2009, for any and all of its 10½% Senior Notes due 2009 (CUSIP No. 978093AE2) (the “Existing Notes”).  The expiration date for the Offer will now be 11:59 p.m., New York City time, on April 14, 2009, unless terminated or further extended.

Under the revised Offer, Wolverine Tube is offering holders of its Existing Notes the opportunity to exchange any and all of their Existing Notes for newly issued 15% Senior Secured Notes due 2012 (the “New Notes”) and a cash exchange fee.  For each $1,000 in principal amount of Existing Notes tendered, a holder would be entitled to receive $1,000 in principal amount of New Notes and a cash exchange fee equal to 3.0% of the principal amount of Existing Notes tendered.  In addition, holders who validly tender and do not withdraw their Existing Notes in the Offer will also be paid accrued and unpaid interest from the most recent interest payment date for the Existing Notes up to, but not including, the Payment Date (as defined in the Statement), payable on the Payment Date.  In addition, the terms of the New Notes have been revised to provide that:

•	The New Notes will mature on March 31, 2012;

•
The interest rate initially applicable to the New Notes will be increased to 15%, of which 10% is payable in cash and 5% is payable by issuing additional New Notes; provided, that (a) if the outstanding principal amount of New Notes at the close of business on March 31, 2010 exceeds $90 million, the interest rate will increase to 16%, of which 10% will be payable in cash and 6% will be payable by issuing additional New Notes, and (b) if the outstanding principal amount of New Notes at the close of business on March 31, 2011 exceeds $60 million, the interest rate will increase to 17%, of which 10% will be payable in cash and 7% will be payable by issuing additional New Notes;

•	Except as provided above, Wolverine Tube will not have the option to pay interest on the New Notes in the form of additional New Notes; and

•
Wolverine Tube will be permitted to enter into a new secured revolving credit facility only with the consent of holders of at least 66⅔% in principal amount of New Notes and only if Wolverine Tube redeems an amount of New Notes equal to 55% of “eligible NAFTA inventory” and “eligible NAFTA accounts receivable” (in each case as defined in the new revolving credit facility).

As of March 25, 2009, the date of the previous amendment and supplement of the Offer, tenders had been received with respect to approximately $43.7 million aggregate principal amount of Existing Notes, representing approximately 44% of the outstanding Existing Notes.  Including the $38.3 million in principal amount of our 10½% Senior Exchange Notes due 2009 that will be exchanged for New Notes, holders of approximately $82 million, or 59.4%, of our $138 million in principal amount of notes outstanding had agreed to exchange their notes for New Notes.  As a result of the elimination of the cash option previously included in the Offer, the Depository Trust Company, the depositary for the Existing Notes, has informed Wolverine Tube that holders of Existing Notes who previously tendered in the Offer will need to retender such Existing Notes.  D.F. King & Co., Inc., the information agent for the Offer, will be contacting holders to arrange for the retendering of such Existing Notes.

The Offer is made only by, and pursuant to, the terms set forth in the Exchange Offer and Consent Solicitation Statement, dated February 25, 2009 (as amended and supplemented on March 23, 2009, March 25, 2009 and April 1, 2009, and as it may be further amended and supplemented from time to time, the “Statement”), and the information in this press release is qualified by reference to the Statement and the accompanying Letter of Transmittal.

Steven S. Elbaum, Chairman of Wolverine Tube, commented that “the amended exchange offer released today incorporates further comments from noteholders that should be the basis for a successful exchange offer and refinancing of Wolverine’s existing maturities.  The Company has indications of support from over 75% of the holders of 10½% Notes, which matured April 1, 2009, and 100% of the 10½% Notes which matured March 27, 2009.”

All holders of Existing Notes may participate in the Offer.  This press release is for informational purposes only and is neither an offer to buy nor a solicitation of an offer to sell any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.  Any questions or requests for assistance or for additional copies of the Statement or related documents may be directed to the information agent, D.F. King & Co., Inc. at (800) 901-0068 or (212) 269-5550 (for banks and brokers only).

About Wolverine Tube

Wolverine Tube is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products and metal joining products.  Internet addresses: http://www.wlv.com and http://www.silvaloy.com.

Forward-Looking Statements

All statements in this press release other than statements of historical fact are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in this press release. The forward-looking statements speak only as of the date of this press release, and Wolverine Tube expressly disclaims any obligations to release publicly any update or revision to any forward-looking statement contained herein if there are any changes in conditions or circumstances on which any such forward-looking statement is based.